Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 20, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.038889 per unit, payable on January 15, 2020, to unit holders of record on December 31, 2019.

This month’s distribution decreased slightly from the previous month due primarily to an increase in gas production offset by a decrease in pricing for both oil and gas on the Waddell Ranch. This reflects the production month of October. Capital Expenditures increased to reflect end of year facility work. Lease Operating Expenses (LOE) for the Waddell Ranch properties decreased substantially this month to reflect an adjustment to the electricity rates incurred in previous months on the Waddell Ranch for the year. The Texas Royalty Properties saw a decrease in the posting of production of oil and gas, primarily due to the timing of receipts in the month of October. Pricing for oil declined slightly, offset by a slight increase in pricing for gas for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,466 barrels of oil and 293,012 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 17,826 barrels of oil and 119,167 Mcf of gas. The average price for oil was $52.70 per bbl and for gas was $1.60 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,271,071. Deducted from these would be the Lease Operating Expense (LOE) of $1,356,679, taxes of $252,209 and Capital Expenditures (CAPEX) of $227,151 totaling $1,836,040 resulting in a Net Profit of $1,435,031 for the month of November. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,076,274 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,466	293,012	17,826	119,167	*	$52.70	$1.60	**
Texas Royalties	19,367	13,815	16,283	11,625	*	$53.15	$4.06	**
Prior Month
Waddell Ranch	51,915	287,050	13,836	74,335	*	$54.75	$1.75	**
Texas Royalties	21,393	15,433	18,229	13,137	*	$53.84	$3.98	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,367 barrels of oil and 13,815 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 16,283 barrels of oil and 11,625 of gas. The average price for oil was $53.15 per bbl and for gas was $4.06 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,085,492. Deducted from these were taxes of $161,510 resulting in a Net Profit of $923,983 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $877,784 to this month’s distribution.

General and Administrative Expenses deducted for the month were $142,997 resulting in a distribution of $1,812,570 to 46,608,796 units outstanding, or $0.038889 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 tax information packets are expected to begin mailing directly to unit holders in early March 2020. A copy of Permian’s 2019 tax information booklet is expected to be posted on Permian’s website by February 28, 2020. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2020 for 2019 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839